Exhibit 5.1

Patton Boggs LLP
1660 Lincoln Street
Suite 1900
Denver, Colorado  80264

(303) 830-1776

November 17, 2005

InfoSonics Corporation
5880 Pacific Center Blvd.
San Diego, CA 92121

Ladies and Gentlemen:

We have acted as counsel for InfoSonics Corporation, a Maryland corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), concerning the registration of 2,258,700 shares of the Company’s $.001 par value common stock (the “Common Stock”), plus an indeterminate number of additional shares of Common Stock that may be issued as a result of stock splits, dividends and combinations, which includes shares issuable upon exercise of options (the “Option Shares”) that may be granted under the Company’s 1998 Stock Option Plan and its 2003 Stock Option Plan (the “Plans”).

In connection with this opinion, we have examined certificates, agreements, documents and papers, and we have made inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter.  In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic or conformed copies and the authenticity of the originals of all such latter documents.  In addition, as to certain matters we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained herein.

Subject to the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, it is our opinion that:

1.                                       The Option Shares, when issued, delivered and paid for (with the consideration received by the Company being not less than the par value thereof) in accordance with any plan and/or agreement applicable to these shares, will be validly issued, fully paid and non-assessable shares of the Company’s Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is to be used solely for the purpose of the registration of the Option Shares and may not be used for any other purpose.

Very truly yours,

/s/ Patton Boggs LLP

PATTON BOGGS LLP